Exhibit 99.6

Consent

We hereby consent to the inclusion of our fairness opinion letter dated May 7, 2008 addressed to the board of directors of First Place Financial Corporation, and to the references made to such letter and to the firm, which is attached as Annex III to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of First Place Financial Corporation.

Austin Associates, LLC

Toledo, Ohio

July 8, 2008